Exhibit 99.1
BACKWEB REPORTS IMPROVED Q2 RESULTS
SAN JOSE, Calif., August 14, 2007 — BackWeb Technologies Ltd. (OTC BB: BWEBF), a leading provider of software designed to offline-enable business web applications, today reported financial results for its second quarter ended June 30, 2007 and reviewed recent license activity.
BackWeb reported Q2 2007 revenue of approximately $1.4 million, compared to Q1 2007 revenue of approximately $1.2 million and Q2 2006 revenue of approximately $1.1 million. Total revenue in Q2 2007 reflected the recognition of $500,000 from a previously reported Foundation license sale that was recorded as deferred revenue in Q1 2007. The Foundation license revenue recognition was triggered by completion in Q2 of the first stage of acceptance and is being recognized using the contract accounting methodology since the sale involves modifications to BackWeb’s software. Other license revenue in the quarter included a new pilot license with a large cable service provider in the southeastern U.S., and reorder activity from several existing customers, including Enhanced Care Initiatives.
BackWeb’s total net expenses in Q2 2007 were approximately $1.7 million, compared to total net expenses in Q2 2006 of approximately $2.3 million and total net expenses in Q1 2007 of approximately $1.7 million. The decline in operating expenses from Q2 2006 reflects the benefit of the Company’s expense management efforts. BackWeb reported an improvement in its Q2 2007 net loss to $301,000, or $0.01 per share, compared to a year-ago net loss of $1,096,000, or $0.03 per share, and a Q1 2007 net loss of $479,000, or $0.01 per share. BackWeb’s cash and equivalents totaled approximately $4.2 million at June 30, 2007.
BackWeb’s CEO, Bill Heye, commented, “We had a constructive quarter in Q2, initiating projects with new customers and selling additional licenses to existing customers. We continued to pursue partner-related opportunities in the quarter. In June, our BackWeb Offline Service went live on the Salesforce.com AppExchange. This program exposes our product and service to the Salesforce.com customer base. As we continue to pursue new revenue opportunities, we are working to hold the line aggressively on expenses, bringing our net loss and cash burn to modest levels.”
About BackWeb Technologies:
BackWeb mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft, Salesforce.com and SAP. BackWeb’s operations are centered in San Jose, California, New York, New York, and Rosh Ha ‘ayin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2007 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners

Oracle and PeopleSoft are registered trademarks of Oracle Corporation and/or its affiliates.
Statements in this news release that are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding our efforts to pursue new revenue opportunities, including opportunities with strategic partners, and our expense management efforts in order to bring our net loss and cash burn to modest levels. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the uncertainty of market acceptance of offline access products or the Company’s ability to license those products to customers; the Company may be unable to achieve acceptance under a large license in a timely manner or at all, which would significantly reduce the revenue the Company will recognize from such agreement; the emergence of competitive technologies or competitor companies; and the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which contain more detailed descriptions of the risks facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.
Contacts:
MEDIA
Rachel Clark
BackWeb Technologies
(408) 933-1771
rclark@backweb.com
INVESTORS
David Collins
Jaffoni & Collins
(212) 835-8500
bweb@jcir.com

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2007	December 31, 2006
	Unaudited

ASSETS
Current assets:
Cash and short-term investments	$4,188	$4,494
Accounts receivable, net	618	1,369
Other current assets	469	495
Total current assets	5,275	6,358
Property and equipment, net	137	127
Other non-current assets	64	42
Total assets	$5,476	$6,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,749	$1,748
Deferred revenue	595	948
Total current liabilities	2,344	2,696
Total shareholders’ equity	3,132	3,831
Total liabilities and shareholders’ equity	$5,476	$6,527

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenue:
Licenses	$187	$462	$655	$1,253
Licenses subject to contract accounting	500	—	500	—
Services	690	680	1,395	1,545
Total revenue	1,377	1,142	2,550	2,798
Cost of revenue:
Licenses	31	19	62	40
Licenses subject to contract accounting	37	—	37	—
Services	214	182	393	422
Total cost of revenue	282	201	492	462
Gross profit	1,095	941	2,058	2,336
Operating expenses:
Research and development	457	619	930	1,201
Sales and marketing	618	979	1,235	2,054
General and administrative	325	479	702	1,084
Total operating expenses	1,400	2,077	2,867	4,339
Loss from operations	(305)	(1,136)	(809)	(2,003)

Interest and other income, net	4	40	29	65
Net loss	$(301)	$(1,096)	$(780)	$(1,938)
Net loss per share	$(0.01)	$(0.03)	$(0.02)	$(0.05)
Shares used in computing net loss per share	41,314	41,250	41,311	41,181